                                                                     EXHIBIT 4.4

                          SECURITIES PURCHASE AGREEMENT

         SECURITIES PURCHASE AGREEMENT (the "AGREEMENT"), dated as of September 17, 2002, by and among Zix Corporation (formerly known as Zixit Corporation), a Texas corporation, with headquarters located at 2711 N. Haskell Avenue, Suite 2300, LB36, Dallas, Texas 75204-2960 (the "COMPANY"), and the investors listed on the Schedule of Buyers attached hereto (individually, a "BUYER" and collectively, the "BUYERS").

         WHEREAS:

         A. The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D ("REGULATION D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 ACT");

         B. The Company has authorized secured convertible notes of the Company substantially in the form attached as Exhibit A (together with any secured convertible notes issued in exchange therefor or replacement thereof in accordance with the terms thereof, the "CONVERTIBLE NOTES"), which shall be convertible into shares of the Company's common stock, par value $0.01 per share (the "COMMON STOCK") (as converted, the "CONVERSION SHARES"), in accordance with the terms of the Convertible Notes.

         C. The Buyers wish to purchase, upon the terms and conditions stated in this Agreement, (I) Convertible Notes in an aggregate principal amount of $8,000,000 in the respective amounts set forth opposite each Buyer's name on the Schedule of Buyers (the "NOTES") and (II) warrants substantially in the form attached as Exhibit B (the "WARRANTS") to acquire that number of shares of Common Stock for each $1,000 principal amount of the Notes purchased equal to the quotient of (i) $200, divided by (ii) the Warrant Exercise Price (as defined in the Warrant)(as exercised, collectively, the "WARRANT SHARES"); and

         D. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached as Exhibit C (the "REGISTRATION RIGHTS AGREEMENT") pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

         E. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Security Agreement substantially in the form attached as Exhibit F (the "SECURITY AGREEMENT") pursuant to which the Company has agreed to provide the Buyers with a security interest in certain assets of the Company.

         NOW THEREFORE, the Company and the Buyers hereby agree as follows:

         1. PURCHASE AND SALE OF NOTES AND WARRANTS.

                  a. Purchase of Notes and Warrants. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to each Buyer and each Buyer severally agrees to purchase from the Company the Notes in the principal amount set forth opposite such Buyer's name on the Schedule of Buyers, along with the related Warrants to acquire that number of Warrant Shares for each $1,000 principal amount of Notes purchased equal to the quotient of (i) $200, divided by (ii) the Warrant Exercise Price (the "CLOSING"). The purchase price (the "PURCHASE PRICE") of the Notes and the related Warrants at the Closing shall be equal to $1.00 for each $1.00 of principal amount of the Notes purchased (representing an aggregate Purchase Price of $8,000,000 for the aggregate principal amount of $8,000,000 of Notes, along with the related Warrants, to be purchased at the Closing). "BUSINESS DAYS" means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

                  b. The Closing Date. The date and time of the Closing (the "CLOSING DATE") shall be 10:00 a.m. Central Time, on September 18, 2002, subject to the satisfaction (or waiver) of all of the conditions to the Closing set forth in Sections 6 and 7 (or such later date as is mutually agreed to by the Company and the Buyers). The Closing shall occur on the Closing Date at the offices of Katten Muchin Zavis Rosenman, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693 or at such other time, date and place as the Company and the Buyers may collectively designate in writing.

                  c. Form of Payment. On the Closing Date, (i) each Buyer shall pay the Purchase Price to the Company for the Notes and the related Warrants to be issued and sold to such Buyer at such Closing, by wire transfer of immediately available funds in accordance with the Company's written wire instructions, less any amount withheld for expenses pursuant to Section 4(h), and (ii) the Company shall deliver to each Buyer, Notes (in the principal amounts as such Buyer shall request) (the "NOTE CERTIFICATES") representing such principal amount of the Notes that such Buyer is then purchasing hereunder along with warrants representing the related Warrants, duly executed on behalf of the Company and registered in the name of such Buyer or its designee.

         2. BUYER'S REPRESENTATIONS AND WARRANTIES.

                  Each Buyer represents and warrants with respect to only itself that:

                  a. Investment Purpose. Such Buyer (i) is acquiring the Notes and the Warrants, (ii) upon conversion of the Notes, will acquire the Conversion Shares then issuable and (iii) upon exercise of the Warrants, will acquire the Warrant Shares issuable upon exercise thereof (the Notes, the Conversion Shares, the Warrants and the Warrant Shares collectively are referred to herein as the "SECURITIES"), for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

                  b. Accredited Investor Status. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.

                  c. Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

                  d. Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained in Sections 3 and 9(l) below. Such Buyer understands that its investment in the Securities involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

                  e. No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

                  f. Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act, as amended (or a successor rule thereto) ("RULE 144"); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities.

                  g. Legends. Such Buyer understands that the certificates or other instruments representing the Notes and the Warrants and, until such time as the sale of the Conversion Shares and the Warrant Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares and the Warrant Shares, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the 1933 Act, or (iii) such holder provides the Company with reasonable assurances that the Securities can be sold pursuant to Rule 144(k), or (iv) such holder provides the Company reasonable assurances that the Securities have been or are being sold pursuant to Rule 144.

                  h. Authorization; Enforcement; Validity. Such Buyer is a validly existing corporation, partnership, limited liability company or other entity and has the requisite corporate, partnership, limited liability or other organizational power and authority to purchase the Securities pursuant to this Agreement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Buyer and are valid and binding agreements of such Buyer enforceable against such Buyer in accordance with their respective terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

                  i. Residency. Such Buyer is a resident of that jurisdiction specified in its address on the Schedule of Buyers.

                  j. Representations Regarding Sales. During the period beginning 90 days prior to the date of this Agreement and ending on the Closing Date (or the date this Agreement is terminated pursuant to Section 9(k)), neither such Buyer nor any of its affiliates has engaged or will engage, directly or indirectly, in any sales of Common Stock, including any "short sales" (as defined in Rule 3b-3 under the 1934 Act) of Common Stock or has established or will establish an open "put equivalent position" (within the meaning of Rule 16a-1(h) under the 1934 Act) with respect to the Common Stock. As of the Closing Date, neither such Buyer nor any of its affiliates shall have any short position or put equivalent position.

         3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                  The Company represents and warrants to each of the Buyers that:

                  a. Organization and Qualification. Set forth in Schedule 3(a) is a true and correct list of all of the Company's subsidiaries (which for purposes of the schedule means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest), as well as a list designating each of the Company's Subsidiaries (as defined below). The Company and its "SUBSIDIARIES" (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest, other than entities in which the Company (i) has less than 25% of the voting control of such entity, (ii) has less than 25% of the equity interest in such entity and (iii) has no exposure to any liability, contingent or otherwise, that could result in a Material Adverse Effect (as defined below)) are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authority to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "MATERIAL ADVERSE EFFECT" means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below). The Company has no Subsidiaries except as set forth in Schedule 3(a).

                  b. Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined in Section 5), the Notes, the Warrants, the Security Agreement and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "TRANSACTION DOCUMENTS"), and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the issuance of the Notes and the Warrants, the reservation for issuance and the issuance of the Conversion Shares and Warrant Shares issuable upon conversion or exercise thereof, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders. This Agreement and the other Transaction Documents dated of even date herewith have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies. As of the Closing, the Transaction Documents dated after the date hereof shall have been duly executed and delivered by the Company and shall constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

                  c. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 175,000,000 shares of Common Stock, of which as of the date hereof, 18,119,284 shares are issued and outstanding, 7,857,380 shares are reserved for issuance pursuant to the Company's stock option, restricted stock and stock purchase plans and 3,235,279 shares are issuable and reserved for issuance pursuant to securities (other than the Notes and the Warrants and the Company's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and the related Warrants) exercisable or exchangeable for, or convertible into, shares of Common Stock and (ii) 10,000,000 shares of Preferred Stock, $1.00 par value, of which as of the date hereof, 819,886 shares have been designated Series A Convertible Preferred Stock, of which as of 9:59 a.m. Central Time on the date hereof none are issued and outstanding, and 1,304,815 shares have been designated Series B Convertible Preferred Stock, of which as of 9:59 a.m. Central Time on the date hereof none are issued and outstanding. All of such outstanding or issuable shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3(c), (A) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (B) except for certain obligations under the terms of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, there is no outstanding Indebtedness (as defined in the Notes) of the Company nor are there any outstanding leasing or similar arrangements that, in accordance with generally accepted accounting principals, are classified as a capital lease; (C) except for the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and the related warrants, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable for, any shares of capital stock of the Company or any of its Subsidiaries; (D) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement), except for the registration rights agreements entered into by the Company on or prior to the date of this Agreement with the holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock; (E) there are no outstanding securities or instruments of the Company or any of its Subsidiaries that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, except for the Series A Convertible Preferred Stock and Series B Convertible

Preferred Stock; (F) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement; and (G) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement. The Company has furnished to each Buyer true and correct copies of the Company's Restated Articles of Incorporation, as amended and as in effect on the date hereof (the "ARTICLES OF INCORPORATION"), and the Company's Bylaws, as amended and as in effect on the date hereof (the "BYLAWS"), and the terms of all securities convertible into, or exercisable or exchangeable for Common Stock, and the material rights of the holders thereof in respect thereto, other than options granted pursuant to employee benefits plans adopted by the Company prior to the date hereof.

                  d. Issuance of Securities. The Notes are duly authorized and, upon issuance in accordance with the terms hereof, shall be (i) free from all taxes, liens and charges with respect to the issuance thereof and (ii) entitled to the rights set forth in the Notes. At least 2,753,163 shares of Common Stock (subject to adjustment pursuant to the Company's covenant set forth in Section 4(f) below) have been duly authorized and reserved for issuance upon conversion of the Notes and upon exercise of the Warrants. Upon conversion or exercise in accordance with the Notes or the Warrants, as the case may be, the Conversion Shares and the Warrant Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. In reliance in part, as to factual matters, on the representations and warranties of the Buyers in Section 2, the issuance by the Company of the Securities is exempt from registration under the 1933 Act.

                  e. No Conflicts. Except as disclosed in Schedule 3(e), the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Conversion Shares and the Warrant Shares) will not (i) result in a violation of the Articles of Incorporation or the Bylaws; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party; (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market (as defined below)) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Except as disclosed in
Schedule 3(e), neither the Company nor its Subsidiaries is in violation of any term of its Articles of Incorporation or Bylaws or their organizational charter or bylaws, respectively. Except as disclosed in Schedule 3(e), neither the Company nor any of its Subsidiaries is in violation of any term of or in default under any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except where such violations or defaults would not result, either individually or in the aggregate, in a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect. Except as specifically contemplated by this Agreement including without limitation the filings and listings described in Section 4(b) and
Section 4(g), and as required under the 1933 Act, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms hereof or thereof. Except as disclosed in Schedule 3(e), all consents, authorizations, orders, filings and registrations that the Company is required to obtain as described in the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its Subsidiaries are unaware of any facts or circumstances that might give rise to any of the foregoing. The Company is not in violation of the listing requirements of the Principal Market, including, without limitation, the requirements set forth in Rule 4350(i)(1)(D) of the Principal Market (as defined in Section 4(g)) and has no actual knowledge of any facts that would lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future.

                  f. SEC Documents; Financial Statements. Since December 31, 2000, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 ACT") (all of the foregoing filed prior to the date hereof (including all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein) being hereinafter referred to as the "SEC DOCUMENTS"). A complete and accurate list of the SEC Documents is set forth on
Schedule 3(f) and the Company has made available to the Buyers or their respective representatives true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Buyers (excluding information contained in any un-executed drafts of documents relating to the transactions contemplated by this Agreement, the offer and sale of the Company's Series A Preferred Stock or the offer and sale of the Company's Series B Preferred Stock) which is not included in the SEC Documents, including, without limitation, information referred to in Section 2(d), contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading. Neither the Company nor any of its Subsidiaries or any of their officers, directors, employees or agents have provided the Buyers with any material, nonpublic information. The Company meets the requirements for use of Form S-3 for registration of the resale of Registrable Securities (as defined in the Registration Rights Agreement). The Company is not required to file and will not be required to file any agreement, note, lease, mortgage, deed or other instrument entered into prior to the date hereof and to which the Company is a party or by which the Company is bound that has not been previously filed as an exhibit (including by way of incorporation by reference) to its reports filed or made with the SEC under the 1933 Act or the 1934 Act, other than the documents referred to in Section 7(xiv).

                  g. Absence of Certain Changes. Except as disclosed in Schedule 3(g), since December 31, 2001 there has been no material adverse change and no material adverse development in the business, properties, assets, operations, results of operations, financial conditions or prospects of the Company or its Subsidiaries. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. The Company is not as of the date hereof, and after giving effect to the transactions contemplated hereby, will not be Insolvent (as defined below). For purposes of this Section 3(g), "INSOLVENT" means (i) the present fair saleable value of the Company's assets is less than the amount required to pay the Company's total indebtedness, contingent or otherwise, (ii) the Company is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) the Company intends to incur, prior to October 1, 2004, or believes that it will incur, prior to October 1, 2004, debts that would be beyond its ability to pay as such debts mature or (iv) the Company has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. Except as disclosed in Schedule 3(g), since June 30, 2002 the Company has not declared or paid any dividends, sold any assets, individually or in the aggregate, in excess of $300,000 outside of the ordinary course of business or had capital expenditures, individually or in the aggregate, in excess of $300,000.

                  h. Absence of Litigation. Except as set forth in Schedule 3(h), (i) there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Stock or any of the Subsidiaries or any of the Company's or the Subsidiaries' officers or directors in their capacities as such, (ii) to the knowledge of the Company there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body threatened against or affecting the Company, the Common Stock or any of the Subsidiaries or any of the Company's or the Subsidiaries' officers or directors in their capacities as such, and (iii) to the knowledge of the Company none of the directors or officers of the Company have been involved in securities related litigation during the past five years. The disclosure in item 1 of Schedule 3(h) does not constitute material information within the meaning of federal securities laws and does not constitute a material adverse change to the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its subsidiaries, taken as a whole. The Company has no arrangements or agreements currently in effect with Entrust, Inc. other than the Marketing and Distribution Agreement referred to in item 1 of Schedule 3(h) and an Enterprise and CA Services Agreement dated November 6, 2000, between the Company and Entrust, Inc.

                  i. Acknowledgment Regarding Buyer's Purchase of Notes and Warrants. The Company acknowledges and agrees that each of the Buyers is acting solely in the capacity of an arm's length purchaser with respect to the Company in connection with the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that each Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by any of the Buyers or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Buyer's purchase of the Securities. The Company further represents to each Buyer that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

                  j. No Undisclosed Events, Liabilities, Developments or Circumstances. Except for the issuance of the Notes and Warrants contemplated by this Agreement and except for the issuance by the Company of its Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and the related warrants, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur, with respect to the Company or its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and that has not been publicly disclosed.

                  k. No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

                  l. No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the 1933 Act (other than the offer and sale by the Company of shares of its Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and related warrants) or (ii) any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated (other than the shares of Common Stock issuable upon conversions of or as a redemption of the Series A Convertible Preferred Stock or the Series B Convertible Preferred Stock). Neither the Company nor any of its Subsidiaries take any action or steps that would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings. The Company has received verbal guidance from Nasdaq (as defined below) that none of (i) the shares of Common Stock issuable upon exercise of the warrants issued in connection with the offering of the Series A Convertible Preferred Stock or
(ii) the shares of Common Stock issuable upon exercise of the warrants issued in connection with the offering of the Series B Convertible Preferred Stock would be included in the calculation to determine whether the Company had exceeded the Nasdaq's limitation generally requiring shareholder approval prior to issuances of a company's common stock at prices either below market or subject to certain future pricing, and equal to or in excess of 20% of the number of shares outstanding at the time of issuance.

                  m. Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Notes and the Warrant Shares issuable upon exercise of the Warrants will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Notes in accordance with this Agreement and the Notes and its obligation to issue the Warrant Shares upon exercise of the Warrants in accordance with this Agreement and the Warrants is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

                  n. Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any union labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened. None of the Company's or its Subsidiaries' employees is a member of a union that relates to such employee's relationship with the Company, neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relations with their employees are good. Except as set forth in Schedule 3(n), no executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. No executive officer, to the best knowledge of the Company and its Subsidiaries, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

                  o. Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights necessary to conduct their respective businesses as now conducted. Except as set forth in
Schedule 3(o), none of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or terminate within two years from the date of this Agreement. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, trade secrets or other intellectual property rights of others, or of any development of similar or identical trade secrets or technical information by others. Except as set forth in Schedule 3(o), there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its Subsidiaries regarding its trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, trade secrets, or infringement of other intellectual property rights. The Company and its Subsidiaries are unaware of any facts or circumstances that might give rise to any of the foregoing. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

                  p. Environmental Laws. The Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("ENVIRONMENTAL LAWS"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where, in each of the three foregoing cases, the failure to so comply would not have, either individually or in the aggregate, a Material Adverse Effect.

                  q. Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them that is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 3(q) or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and facilities by the Company and its Subsidiaries. Except as set forth in Schedule 3(q), the Company has not pledged any of its assets as collateral or granted any security interest in any of its assets or otherwise subjected any of its assets to any encumbrances or liens.

                  r. Insurance. Except as set forth on Schedule 3(r), the Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Except as set forth on
Schedule 3(r), neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

                  s. Regulatory Permits. Except for Permits (as defined below) the absence of which would not result, either individually or in the aggregate, in a Material Adverse Effect, the Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses (the "PERMITS"), and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

                  t. Internal Accounting Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liability is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for any significant assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.

                  u. No Materially Adverse Contracts, Etc. Neither the Company nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that in the judgment of the Company's officers has or is expected in the future to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement that in the judgment of the Company's officers has or is expected to have a Material Adverse Effect.

                  v. Tax Status. The Company and each of its Subsidiaries (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes), (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and for which the Company has made appropriate reserves for on its books, and (iii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations (referred to in clause
(i) above) apply. Except as set forth in Schedule 3(v), there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

                  w. Transactions With Affiliates. Except as set forth in
Schedule 3(w), and in the SEC Documents filed at least ten (10) days prior to the date hereof, and other than the grant of stock options disclosed in Schedule 3(c), none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

                  x. Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Incorporation or the laws of Texas that is or could become applicable to the Buyers as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and the Buyers' ownership of the Securities.

                  y. Rights Agreement. The Company has not adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

                  z. Foreign Corrupt Practices. Neither the Company, nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

                  aa. No Other Agreements. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

                  bb. Series A and B Investors. Each purchaser of shares of the Company's Series A Preferred Stock, par value $1.00 per share, shares of the Company's Series B Preferred Stock, par value $1.00 per share, or the related warrants to purchase Common Stock (each an "Other Investor") has been provided with a copy of the final form of the Transaction Documents. Each Other Investor has represented to the Company as follows (with the defined terms and section references in the following being the terms and references from the Other Investors' transaction documents):

                  During the period beginning ninety (90) days prior to the date hereof and ending on the Closing date (or the date this Agreement is terminated pursuant to Section 8.1), neither such Investor nor any of its affiliates has engaged or will engage, directly or indirectly, in any sales of Common Stock, including any "short sales" (as defined in Rule 3b-3 promulgated under the Exchange Act) of Common Stock or has established or will establish an open "put equivalent position" (within the meaning of Rule 16a-1(h) promulgated under the Exchange Act) with respect to the Common Stock. As of the Closing date, neither such Investor nor any of its affiliates shall have any short position or put equivalent position.

         4. COVENANTS.

                  a. Best Efforts. Each party shall use its best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

                  b. Form D and Blue Sky. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States following the Closing Date.

                  c. Reporting Status. Until the later of (i) the date that is one year after the date as of which the Investors (as that term is defined in the Registration Rights Agreement) may sell all of the Conversion Shares and the Warrant Shares without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto) and (ii) the date on which no Notes or Warrants remain outstanding (the "REPORTING PERIOD"), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

                  d. Use of Proceeds. The Company will use the proceeds from the sale of the Notes and the Warrants for general corporate purposes. The Company shall not use the proceeds from the sale of the Notes and Warrants in violation of any applicable law.

                  e. Financial Information. The Company agrees to send the following to each Investor (as that term is defined in the Registration Rights Agreement) during the Reporting Period: (i) unless the following are filed with the SEC through EDGAR and are available to the public through EDGAR, within one
(1) day after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act; (ii) on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries, unless available through Bloomberg Financial Markets (or any successor thereto) contemporaneously with the release; and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders.

                  f. Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 110% of the number of shares of Common Stock needed to provide for the issuance of the Conversion Shares upon conversion of all outstanding Notes (without regard to any limitations on conversions) and 110% of the number of shares of Common Stock needed to provide for the issuance of the Warrant Shares upon exercise of all outstanding Warrants (without regard to any limitations on exercises).

                  g. Listing. The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. The Company shall maintain the Common Stock's authorization for quotation on the Nasdaq National Market ("NASDAQ") or listed on The New York Stock Exchange, Inc. ("NYSE") or The American Stock Exchange, Inc. ("AMEX") (as applicable, the "PRINCIPAL MARKET"). Neither the Company nor any of its Subsidiaries shall take any action that would be reasonably expected to result in the delisting or suspension of the Common Stock from the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this
Section 4(g).

                  h. Expenses. Subject to Section 9(k) below, at the Closing, the Company shall pay, as a deduction from the proceeds of the Purchase Price, an expense allowance of $30,000 (which amount is in addition to any amounts paid by the Company prior to the date of this Agreement) to HFTP Investment L.L.C. (a Buyer) or its designee(s) which amount shall be withheld by such Buyer from its Purchase Price to be paid at the Closing.

                  i. Disclosure of Transactions and Other Material Information. Before 8:00 a.m. (New York Time) on the second (2nd) Business Day following the Closing Date, the Company shall file a Form 8-K with the SEC describing the terms of the transactions contemplated by the Transaction Documents and the occurrence of the Closing and including a description of the matter disclosed in item 1 of Schedule 3(h) and including as exhibits to such Form 8-K this Agreement (including the schedules hereto), the Form of Note, the Registration Rights Agreement and the Form of Warrant, in the form required by the 1934 Act (the "ANNOUNCING FORM 8-K"). If not already contained in a Form 8-K filed with the SEC prior to the date of the Announcing Form 8-K, the Announcing Form 8-K shall also contain a description of the terms of the recent transaction involving the sale of preferred stock and warrants to certain of its directors and officers as well as a description of the terms of the recent transaction involving the sale of preferred stock and warrants to certain strategic investors, including information concerning the occurrence of each closing and including as exhibits to the Announcing Form 8-K any purchase agreements (including the schedules thereto), any statements of designations, any registration rights agreements and any forms of warrant relating to such transactions, in the form required by the 1934 Act. From and after the filing of the Announcing Form 8-K with the SEC, no Buyer shall be in possession of any material nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents that is not disclosed in the Announcing Form 8-K. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents not to, provide any Buyer with any material nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the Announcing Form 8-K with the SEC without the express written consent of such Buyer. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, a Buyer shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. No Buyer shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, shareholders or agents for any such disclosure. Subject to the foregoing, neither the Company nor any Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby or disclosing the name of any Buyer; provided, however, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the Announcing Form 8-K and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) each Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).

                  j. Transactions With Affiliates. So long as any Note or Warrants are outstanding, the Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, persons who were officers or directors at any time during the previous two years, stockholders who beneficially own 5% or more of the Common Stock, or affiliates of the Company or its Subsidiaries or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a 5% or more beneficial interest (each a "RELATED PARTY"), except for (a) customary employment arrangements and benefit programs on reasonable terms, (b) any agreement, transaction, commitment or arrangement on an arms-length basis on terms no less favorable than terms that would have been obtainable from a person other than such Related Party, or (c) any agreement, transaction, commitment or arrangement that is approved by a majority of the disinterested directors of the Company. For purposes hereof, any director who is also an officer of the Company or any Subsidiary shall not be a disinterested director with respect to any such agreement, transaction, commitment or arrangement. "AFFILIATE" for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a 5% or more equity interest in that person or entity, (ii) has 5% or more common ownership with that person or entity, (iii) controls that person or entity, (iv) is controlled by that person or entity or (v) shares common control with that person or entity. "CONTROL" or "CONTROLS" for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

                  k. Corporate Existence. So long as any Buyer beneficially owns any Notes or Warrants, the Company shall maintain its corporate existence and shall not sell all or substantially all of the Company's assets, except in the event of a merger or consolidation or sale or transfer of all or substantially all of the Company's assets, where either: (A) the surviving or successor entity in such transaction (i) assumes the Company's obligations hereunder and under the agreements and instruments entered into in connection herewith and (ii) is a publicly traded corporation whose common stock is quoted on or listed for trading on Nasdaq, AMEX or NYSE; or (B) the consideration to be received by the Company or its shareholders in connection with such merger, consolidation, sale or transfer consists entirely of cash (each a "Cash Private Transaction") and the Company is in compliance with its obligations set forth in Sections 4(a) and 4(b) of the Notes and Sections 8(g) and 9 of the Warrants.

                  l. Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by an Investor (as defined in the Registration Rights Agreement) in connection with a bona fide margin agreement or other loan secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting any such pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including without limitation, Section 2(f) of this Agreement; provided that an Investor and its pledgee shall be required to comply with the provisions of Section 2(f) in order to effect a sale, transfer or assignment of Securities to such pledgee. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor; provided, however, this sentence shall not obligate the Company to deliver any certificate updating the representations and warranties contained herein, or to provide any legal opinion in connection with such pledge.

                  m. Priority of Notes. For so long as any of the Notes is outstanding, in the event that the Company or any of its Subsidiaries issues or incurs any Indebtedness (as defined in the Notes), including without limitation any note referenced in Section 7 of the Company's Series B Statement of Designations or Series A Statement of Designations, it shall, or it shall cause any Subsidiary to, first enter into, and cause the lender to enter into, a Subordination Agreement, either in the form attached as Exhibit G, or containing terms and conditions otherwise acceptable to the Buyers. The provisions of this
Section 4(m) are in furtherance of Section 12 of the Notes, and in no way limit the other restrictions on or obligations of the Company pursuant to Section 12 of the Notes or otherwise. The Company agrees that any notes referenced in
Section 7 of the Company's Series B Statement of Designations and Series A Statement of Designations shall be unsecured.

                  n. Restriction on Cash Acquisitions. For so long as any of the Notes is outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, use any cash or cash equivalents as consideration for mergers or consolidations or acquisitions of businesses or their tangible or intangible assets.

                  o. Certain Trading Restrictions. So long as a Buyer holds any Notes or Warrants, neither such Buyer nor any of its affiliates shall, directly or indirectly, engage in any transaction constituting a "short sale" (as defined in Rule 3b-3 under the 1934 Act) of shares of Common Stock or establish an open "put equivalent position" (within the meaning of Rule 16a-1(h) under the 1934
Act) with respect to the Common Stock (each a "SHORT SALE"), except on those days (each a "PERMITTED DAY") on which the aggregate short position (including aggregate open "put equivalent positions") with respect to the Common Stock of such Buyer and its affiliates prior to giving effect to any Short Sales by such Buyer or its affiliates on such Permitted Day does not exceed such Buyer's Permitted Share Position (as defined below) on such Permitted Day; provided, however, that such Buyer and its affiliates shall only be entitled to engage in transactions which constitute Short Sales on a Permitted Day to the extent that following such transaction, the aggregate short position (including aggregate open "put equivalent positions") with respect to the Common Stock of such Buyer and its affiliates does not exceed such Buyer's Permitted Share Position. Notwithstanding the foregoing, the restriction on Short Sales set forth in the first sentence of this Section 4(o) shall not apply (a) on and after the first day after the Closing Date on which there shall have occurred a Triggering Event or an Event of Default (each as defined in the Notes as if the Notes where then outstanding); (b) on or after the first date after the Closing Date on which a Change of Control (as defined in the Notes as if the Notes were then outstanding) shall have been consummated or there shall have been a public announcement of a pending, proposed or intended Change of Control; or (c) with respect to a Short Sale (and such Short Sale shall be excluded for purposes of determining compliance with the first sentence of this Section 4(o)) so long as such Buyer or its affiliates delivers, or is deemed pursuant to Section 8 of the Notes to have delivered, a Conversion Notice (as defined in the Notes) or an Exercise Notice (as defined in the Warrants) on or before 11:59 p.m. (New York time) on the Business Day following the day of such Short Sale entitling the Holder to receive a number of shares of Common Stock at least equal to the number of shares of Common Stock sold or subject to such Short Sale. Subject to the foregoing restrictions, the Company acknowledges and agrees that nothing in this Section 4(o) or elsewhere in this Agreement, the Notes, the Warrants or the Registration Rights Agreement prohibits any Buyer (or any of its affiliates) from, and each Buyer (and its affiliates) is permitted to, engage, directly or indirectly, in hedging transactions involving the Notes, the Warrants and the Common Stock (including, without limitation, by way of short sales, purchases and sales of options, swap transactions and synthetic transactions) at any time. For purposes of this Section 4(o), "PERMITTED SHARE POSITION" means, with respect to any date of determination, the number of shares of Common Stock issuable upon exercise of the Warrants held by the applicable Buyer and its affiliates (without regard to any limitations on exercise) on such date.

                  p. Restrictions on Other Investors. For so long as any Notes or Warrants are outstanding, the Company shall require that each Other Investor agree in writing to substantially similar restrictions to the restrictions in
Section 4(o), and the Company shall not waive, or agree to any amendment of, such restrictions with respect to any Other Investor.

                  q. Cash Balances. The Company shall not permit the aggregate amount of cash (in United States dollars) and Cash Equivalents (as defined below) of the Company in the Pledged Accounts (as defined in the Security Agreement) to fall below the lesser of (i) $5,000,000 and (ii) the dollar amount of the Secured Obligations (as defined in the Security Agreement) then outstanding (such lesser amount is referred to as the "MINIMUM BALANCE"). The Company agrees that there shall be no more than two (2) Pledged Accounts at any time. If at any time the aggregate amount of cash (in United States dollars) and Cash Equivalents in the Pledged Accounts falls below the Minimum Balance, then the Company shall deliver written notice thereof to each holder of the Notes within one (1) Business Day, and shall publicly disclose such information prior to or simultaneous with such notice. The Company shall not permit the collected balances of all accounts, other than the Excluded Account (as defined in the Security Agreement) and the Pledged Accounts, maintained by or on behalf of the Company or any of its Subsidiaries (including, without limitation, any Deposit Account or Securities Account (as both terms are defined in the Security Agreement)) to (A) collectively exceed $400,000 in the aggregate for more than two (2) consecutive Business Days, and (B) collectively exceed $800,000 in the aggregate at any time. The Company shall not permit the balance of the Excluded Account to exceed $300,000. If at any time the Company fails to be in compliance with the requirements of either or both of the previous two sentences, then the Company shall deliver written notice thereof to each holder of the Notes within one (1) Business Day, and shall publicly disclose such information prior to or simultaneous with such notice. "CASH EQUIVALENTS" means: (x) securities issued or fully guaranteed or insured by the United States Government having maturities of not more than one (1) year from the date of acquisition, and (y) any other securities agreed to in writing by the holders of at least two-thirds (2/3) of the aggregate principal of the Notes then outstanding. So long as any of the Notes remain outstanding, within five (5) Business Days after the end of each calendar month the Company shall cause to be delivered to each Buyer a written certificate signed by the chief financial officer or president of the Company (each a "COMPLIANCE CERTIFICATE") certifying that the Company has complied with the provisions of this Section 4(q) through the date of such certificate or, if the Company has not so complied, the manner in which the Company has failed to comply with the provisions of this Section 4(q). If a Compliance Certificate fails to certify that the Company has complied in all respects with this Section 4(q) or contains any information concerning the Company's noncompliance (a "NONCOMPLIANCE CERTIFICATE"), then prior to or concurrent with the Company's delivery of such Compliance Certificate to a Buyer the Company shall publicly disclose the information contained in such Compliance Certificate. If the Company fails to publicly disclose the information contained in any notice or Noncompliance Certificate required by this Section 4(q) prior to or concurrent with the delivery thereof to a Buyer, then a Buyer shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. No Buyer shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, shareholders or agents for any such disclosure. On or prior to the date which is ten (10) days after the Closing, the Company shall cause to be delivered to each Buyer the opinion of Hughes & Luce L.L.P., in form and substance reasonably acceptable to such Buyer, dated as of a then current date, which opinion shall confirm the perfection and first priority security interest in the Collateral (as defined in the Security Agreement) based on a Uniform Commercial Code search to be conducted at the office of the Secretary of State of the State of Texas (the "SUPPLEMENTAL OPINION"). The Company will deposit the proceeds from its sale of the Notes and the Warrants and the proceeds from the Company's sale of its Series A Preferred Stock and Series B Preferred Stock and related warrants (the "AGGREGATE PROCEEDS") in the Pledged Accounts. Prior to the time that the Supplemental Opinion is delivered to each Buyer, the Company shall keep the Aggregate Proceeds in cash (in United States dollars) and Cash Equivalents and the Company shall not withdraw any of the Aggregate Proceeds from the Pledged Accounts.

                  r. Registrations Statements. The Company shall not file any registration statement with the SEC that registers for resale any shares of Common Stock held by any Other Investor (for purposes of this Section 4(r), such term also includes any successors, assigns, transferees or designees of any Other Investor) (including any shares of Common Stock owned prior to, on or after the date hereof), except for (i) any registration statement filed pursuant to the registration rights agreement entered into among the Company and the Other Investors on or before the date hereof, but only to the extent such registration statement includes only the resale of shares of Common Stock issuable upon conversion of the Company's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and upon exercise of the related warrants; (ii) any registration statement on Form S-8 (or any successor form);
(iii) any registration statement filed at least 270 days after the Closing Date, provided that the aggregate number of shares of Common Stock registered for resale by all of the Other Investors pursuant to this clause (iii) does not exceed 2,000,000 shares (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions after the Closing
Date) of Common Stock in the aggregate; and (iv) any registration statement filed after the Closing Date and when none of the Notes and none of the Warrants are outstanding.

                  s. Shareholder Approval. As contemplated by Section 14 of the Notes and Section 12 of the Warrants, the approval of the shareholders of the Company is required under the rules and regulations of the Principal Market before the Company may issue Common Stock upon certain conversions and exercises of the Notes and Warrants, respectively (such affirmative approval being referred to herein as the "SHAREHOLDER APPROVAL"). The Company covenants that it will (a) prepare and file with the SEC a proxy statement relating to the Shareholder Approval on or before October 25, 2002, (b) use all reasonable efforts to obtain the Shareholder

Approval on or before February 28, 2003 and (c) in any event, seek Shareholder Approval no later than the 2003 Annual Meeting of Shareholders of the Company.

         5. TRANSFER AND DEPOSITARY AGENT INSTRUCTIONS.

                  The Company shall issue irrevocable instructions to its transfer agent in the form attached hereto as Exhibit D (the "IRREVOCABLE TRANSFER AGENT INSTRUCTIONS"), and any subsequent transfer agent, to issue certificates, registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares and the Warrant Shares in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Notes or exercise of the Warrants. Prior to registration of the Conversion Shares and the Warrant Shares under the 1933 Act, all such certificates shall bear the restrictive legend specified in Section 2(g). The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5 and stop transfer instructions to give effect to Section 2(f) (in the case of the Conversion Shares and the Warrant Shares, prior to registration of the Conversion Shares and the Warrant Shares under the 1933 Act) will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. If a Buyer provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the 1933 Act or the Buyer provides the Company with reasonable assurances that the Securities can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold, the Company shall permit the transfer, and, in the case of the Conversion Shares and the Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Buyer and without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyers by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that the Buyers shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

         6. CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

                  The obligation of the Company to issue and sell the Notes and the Warrants to each Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

         (i) Such Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

         (ii) Such Buyer shall have delivered to the Company the Purchase Price (less in the case of HFTP Investment L.L.C., the amounts withheld pursuant to Section 4(h)) for the

         Notes and the Warrants being purchased by such Buyer at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

         (iii) The representations and warranties of such Buyer shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and such Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

         (iv) The Purchase Price for the Notes and Warrants being purchased by the Buyers at Closing shall, in the aggregate, equal $8,000,000 (less the amounts withheld pursuant to Section 4(h)).

         7. CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE.

                  The obligation of each Buyer hereunder to purchase the Notes and the Warrants from the Company at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

         (i) The Company shall have executed each of the Transaction Documents and delivered the same to such Buyer.

         (ii) The Common Stock (x) shall be designated for quotation or listed on the Principal Market and (y) shall not have been suspended by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened either (A) in writing by the SEC or the Principal Market or
         (B) by falling below the minimum listing maintenance requirements of the Principal Market; and the Conversion Shares and the Warrant Shares issuable upon conversion or exercise of the Notes and the related Warrants, as the case may be, shall be listed upon the Principal Market.

         (iii) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Buyer shall have received a certificate, executed by either the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer, including, without limitation, an update as of the Closing Date of the representation contained in
         Section 3(c) above.

         (iv) Such Buyer shall have received the opinion of Hughes & Luce L.L.P., dated as of the Closing Date, in form, scope and substance reasonably satisfactory to such Buyer and in substantially the form of Exhibit E attached hereto.

         (v) The Company shall have executed and delivered to such Buyer the Note Certificates and the Warrants (in such denominations as such Buyer shall request) for the Notes and the Warrants being purchased by such Buyer at the Closing.

         (vi) The Board of Directors of the Company shall have adopted resolutions consistent with Section 3(b) above and in a form reasonably acceptable to such Buyer (the "RESOLUTIONS").

         (vii) As of the Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes and the exercise of the Warrants, at least 2,753,163 shares of Common Stock.

         (viii) The Irrevocable Transfer Agent Instructions shall have been delivered to and acknowledged in writing by the Company's transfer agent and the Company shall deliver a copy thereof to such Buyer.

         (ix) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company and each Subsidiary in such entity's state of incorporation or organization issued by the Secretary of State of such state of incorporation or organization as of a date within ten (10) days of the Closing Date.

         (x) The Company shall have delivered to such Buyer a secretary's certificate, dated as of the Closing Date, certifying as to (A) the Resolutions, (B) the Articles of Incorporation, certified as of a date within 10 days of the Closing Date, by the Secretary of State of the State of Texas and (C) the Bylaws, each as in effect at the Closing.

         (xi) The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Securities pursuant to this Agreement in compliance with such laws.

         (xii) The Company shall have delivered to such Buyer a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five (5) days of the Closing Date.

         (xiii) The Company shall have closed on the sale of its Series A Preferred Stock and Series B Preferred Stock and related warrants and received net proceeds from such sales of at least $7,425,000 and the Company shall have delivered evidence thereof to such Buyer in a form satisfactory to such Buyer.

         (xiv) The Company shall have delivered executed copies of each of the securities purchase agreements, registration rights agreements, and Statements of Designations (with evidence of filing with the Secretary of State of the State of Texas), entered into or filed in connection with its sale of the Series A Preferred Stock and Series B Preferred Stock as well as the Form of Warrant issued in each offering.

         (xv) The Company shall have delivered to such Buyer executed copies of the requested bank agency and control agreements and executed UCC financing statements as required under the Security Agreement, each in a form acceptable to such Buyer.

         (xvi) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

         8. INDEMNIFICATION. In consideration of each Buyer's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their stockholders, officers, directors, employees and direct or indirect investors and any of the foregoing persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitees is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "INDEMNIFIED LIABILITIES"), incurred by any Indemnitees as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby,
(b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (c) any cause of action, suit or claim brought or made against such Indemnitees and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents in accordance with the terms thereof or any other certificate, instrument or document contemplated hereby or thereby in accordance with the terms thereof (other than a cause of action, suit or claim brought or made against an Indemnitee by such Indemnitee's owners, investors or affiliates), (d) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities or (e) the status of such Buyer or holder of the Securities as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 8 shall be the same as those set forth in Sections 6(a) and (d) of the Registration Rights Agreement, including, without limitation, those procedures with respect to the settlement of claims and the Company's rights to assume the defense of claims.

         9. GOVERNING LAW; MISCELLANEOUS.

                  a. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The Parties acknowledge that each of the Buyers have executed each of the Transaction Documents to be executed by it in the State of New York and have made the payment of the Purchase Price from their respective bank accounts located in the State of New York. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

                  b. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

                  c. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

                  d. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

                  e. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between each Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Buyers that purchased at least two-thirds (2/3) of the aggregate principal amount of the Notes on the Closing Date, or if prior to the Closing, by the Buyers listed on the Schedule of Buyers as being obligated to purchase at least two-thirds (2/3) of the aggregate principal amount of the Notes. Any such amendment shall bind all holders of Notes. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Notes or Warrants then outstanding. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents or holders of Notes, as the case may be.

                  f. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

         If to the Company:

                  Zix Corporation
                  2711 N. Haskell Avenue, Suite 2300, LB36
                  Dallas, Texas 75204-2960
                  Telephone:        214-370-2000
                  Facsimile:        214-515-7385
                  Attention:        General Counsel

         With a copy to:

                  Hughes & Luce L.L.P.
                  111 Congress Avenue, 9th Floor
                  Austin, Texas 78701
                  Telephone:        512-482-6800
                  Facsimile:        512-482-6859
                  Attention:        Bryan C. Wittman, Esq.

         If to the Transfer Agent:

                  Computer Share Investor Services LLC
                  1601 Elm Street, Suite 4340
                  Dallas, Texas 75201
                  Telephone:        214-665-6031
                  Facsimile:        214-969-1859
                  Attention:        Mark Asbury

If to a Buyer, to it at the address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer's representatives as set forth on the Schedule of Buyers, or, in the case of a Buyer or any other party named above, at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i),
(ii) or (iii) above, respectively.

                  g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least two-thirds (2/3) of the aggregate principal of the Notes then outstanding, including by merger or consolidation, except pursuant to a Change of Control (as defined in Section 4(b) of the Notes) with respect to which the Company is in compliance with Section 4(k) of this Agreement, Section 4 of the Notes and Section 9 of the Warrants. A Buyer may assign some or all of its rights hereunder without the consent of the Company, provided, however, that any such assignment shall not release such Buyer from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary contained in the Transaction Documents, the Buyers shall be entitled to pledge the Securities in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities.

                  h. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

                  i. Survival. Unless this Agreement is terminated under Section 9(k), the representations and warranties of the Company and the Buyers contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9, and the indemnification provisions set forth in Section 8, shall survive the Closing. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

                  j. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                  k. Termination. In the event that the Closing shall not have occurred with respect to a Buyer on or before five (5) Business Days from the date hereof due to the Company's or such Buyer's failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, that if this Agreement is terminated pursuant to this Section 9(k), the Company shall remain obligated to reimburse any nonbreaching Buyers for the expenses described in Section 4(h) above.

                  l. Placement Agent. The Company acknowledges that it has engaged SoundView Technology Group as placement agent in connection with the sale of the Notes and the related Warrants, which placement agent may have formally or informally engaged other agents on its behalf. The Company shall be responsible for the payment of any placement agent's fees or broker's commissions relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorneys' fees and out of pocket expenses) arising in connection with any such claim.

                  m. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

                  n. Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies that such holders have been granted at any time under any other agreement or contract and all of the rights that such holders have under any law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

                  o. Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyers hereunder or pursuant to the Registration Rights Agreement, the Notes or Warrants or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, by a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                                   * * * * * *

         IN WITNESS WHEREOF, the Buyers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:                                 BUYERS:

ZIX CORPORATION                          HFTP INVESTMENT L.L.C.
                                         By: Promethean Asset Management L.L.C.
                                             Its: Investment Manager
By:    /s/ Ronald A. Woessner
    ---------------------------------
    Name:  Ronald A. Woessner
    Title: Senior Vice President and
           General Counsel               By: /s/ James F. O'Brien
                                             -----------------------------------
                                             Name:  James F. O'Brien
                                             Title: Managing Member

                                         GAIA OFFSHORE MASTER FUND, LTD.
                                         By:  Promethean Asset Management L.L.C.
                                         Its: Investment Manager


                                         By: /s/ James F. O'Brien
                                             -----------------------------------
                                             Name:  James F. O'Brien
                                             Title: Managing Member

                                         CAERUS FUND LTD.
                                         By:  Promethean Asset Management L.L.C.
                                         Its: Investment Manager


                                         By: /s/ James F. O'Brien
                                             -----------------------------------
                                             Name:  James F. O'Brien
                                             Title: Managing Member

                               SCHEDULE OF BUYERS




                                                                                  INITIAL
                                                                                 PRINCIPAL
                                                INVESTOR ADDRESS                 AMOUNT OF         BUYER'S LEGAL REPRESENTATIVES'
         INVESTOR'S NAME                      AND FACSIMILE NUMBER                 NOTES            ADDRESS AND FACSIMILE NUMBER
--------------------------------     ---------------------------------------   --------------   -----------------------------------

HFTP Investment L.L.C.               c/o Promethean Asset Management L.L.C.     $3,750,000      Promethean Investment Group, L.L.C.
                                     750 Lexington Avenue, 22nd Floor                           750 Lexington Ave., 22nd Floor
                                     New York, New York 10022                                   New York, New York 10022
                                     Attention: David M. Kittay                                 Attention: David M. Kittay
                                                Greg Carney                                                Greg Carney
                                     Telephone: (212) 702-5200                                  Telephone: 212-702-5200
                                     Facsimile: (212) 758-9334                                  Facsimile: 212-758-9334
                                     Residence: New York
                                                                                                Katten Muchin Zavis Rosenman
                                                                                                525 W. Monroe Street
                                                                                                Chicago, Illinois 60661-3693
                                                                                                Attention: Robert J. Brantman, Esq.
                                                                                                Telephone: (312) 902-5200
                                                                                                Facsimile: (312) 902-1061

Gaia Offshore Master Fund, Ltd.      c/o Promethean Asset Management L.L.C.     $3,750,000      Promethean Investment Group, L.L.C.
                                     750 Lexington Avenue, 22nd Floor                           750 Lexington Ave., 22nd Floor
                                     New York, New York 10022                                   New York, New York 10022
                                     Attention: David M. Kittay                                 Attention: David M. Kittay
                                                Greg Carney                                                Greg Carney
                                     Telephone: (212) 702-5200                                  Telephone: 212-702-5200
                                     Facsimile: (212) 758-9334                                  Facsimile: 212-758-9334
                                     Residence: New York
                                                                                                Katten Muchin Zavis Rosenman
                                                                                                525 W. Monroe Street
                                                                                                Chicago, Illinois 60661-3693
                                                                                                Attention: Robert J. Brantman, Esq.
                                                                                                Telephone: (312) 902-5200
                                                                                                Facsimile: (312) 902-1061

Caerus Fund Ltd.                     c/o Promethean Asset Management L.L.C.      $500,000       Promethean Investment Group, L.L.C.
                                     750 Lexington Avenue, 22nd Floor                           750 Lexington Ave., 22nd Floor
                                     New York, New York 10022                                   New York, New York 10022
                                     Attention: David M. Kittay                                 Attention: David M. Kittay
                                                Greg Carney                                                Greg Carney
                                     Telephone: (212) 702-5200                                  Telephone: 212-702-5200
                                     Facsimile: (212) 758-9334                                  Facsimile: 212-758-9334
                                     Residence: New York
                                                                                                Katten Muchin Zavis Rosenman
                                                                                                525 W. Monroe Street
                                                                                                Chicago, Illinois 60661-3693
                                                                                                Attention: Robert J. Brantman, Esq.
                                                                                                Telephone: (312) 902-5200
                                                                                                Facsimile: (312) 902-1061

                                    SCHEDULES


Schedule 3(a)              Subsidiaries
Schedule 3(c)              Capitalization
Schedule 3(e)              Conflicts
Schedule 3(f)              SEC Documents
Schedule 3(g)              Material Changes
Schedule 3(h)              Litigation
Schedule 3(n)              Employee Relations
Schedule 3(o)              Intellectual Property
Schedule 3(q)              Liens
Schedule 3(r)              Insurance
Schedule 3(v)              Tax Status
Schedule 3(w)              Certain Transactions



                                    EXHIBITS

Exhibit A                  Form of Note
Exhibit B                  Form of Warrant
Exhibit C                  Form of Registration Rights Agreement
Exhibit D                  Form of Irrevocable Transfer Agent Instructions
Exhibit E                  Form of Company Counsel Opinion
Exhibit F                  Form of Security Agreement
Exhibit G                  Form of Subordination Agreement

                                                               Execution Version


                   SCHEDULES TO SECURITIES PURCHASE AGREEMENT



         All capitalized terms used but not otherwise defined in the attached Schedules have the meanings given them in the Securities Purchase Agreement by and among Zix Corporation, a Texas corporation ("Company"), and each of the purchasers set forth on the signature pages thereto (the "Buyers"), dated as of September 17, 2002 (the "Agreement"). Each of the disclosures set forth in the Schedules are made as an exception to or as required by the Agreement. Disclosure of any matters in the Schedules should not be construed as indicating that such matter is necessarily required to be disclosed in order for any representation or warranty in the Agreement to be true and correct to the extent required in the Agreement. Disclosure of any matter in the Schedules relating to
(a) any known or contingent liabilities; (b) the compliance or failure to comply with any contracts or laws; and (c) any pending or threatened actions, or any potential basis therefore, will not be deemed to be an admission or denial of the matters relating thereto so disclosed or an assessment of the likelihood or magnitude of the outcome thereof.

                                                               Execution Version

                                  SCHEDULE 3(a)

                                  SUBSIDIARIES


1.       Anacom Communications, Inc., a Delaware corporation (inactive)*

2.       Anacom Communications, Inc., a Texas corporation (active)*

3.       CustomTracks, Inc., a Delaware corporation (inactive)*

4.       Petabyte Corporation, a Delaware corporation (inactive)*

5.       SecureDelivery.com, Inc., a Delaware corporation (inactive)*

6.       SecureDelivery Technology Company, a Delaware corporation (inactive)*

7.       ZixCharge.com, Inc., a Delaware corporation (inactive)*

8.       ZixIt.com, Inc., a Delaware corporation*

9.       ZixIt Management Services Corporation, a Delaware corporation*

10.      ZixMail.com, Inc., a Delaware corporation*

11.      ZixMail Technology Company, a Delaware corporation*

12.      Maptuit Corporation, an Ontario corporation (not a "Subsidiary")

13.      CStone Consulting, Inc., a California corporation (not a "Subsidiary")

*  Is a "Subsidiary"

                                                               Execution Version

                                  SCHEDULE 3(c)

                                 CAPITALIZATION


(A)(C)

      1. There are options outstanding to employees, directors, and consultants and former employees, directors, and consultants to purchase an aggregate 6,589,583 shares of the Company's common stock at an average exercise price per share of $8.75 (exercise prices range from $2.50 to $73.75 per share), with expiration dates through 2012, of which approximately 3,422,848 option shares are currently exercisable.

      2. There are warrants outstanding held by approximately 68 persons/entities, who were investors in the Company's May 2000 equity financing, to purchase an aggregate 3,055,557 shares of the Company's common stock on the following terms:

                  a. 1,222,223 warrant shares with an exercise price of $12.00 per share, expiration of 4/30/04, 100% exercisable.

                  b. 916,667 warrant shares with an exercise price of $57.60 per share, expiration of 4/30/10, 100% exercisable.

                  c. 916,667 warrant shares with an exercise price of $7.00 per share, expiration of 4/29/03, 100% exercisable.

      3. There are options outstanding to former third party vendors to purchase an aggregate 179,722 shares of the Company's common stock at prices ranging from $7.94 to $80.00, with expiration dates through 2007.

      4. The Series A Preferred Shares and the Series B Preferred Shares (and related warrants) being issued on or about the date of the securities issuance to which these schedules relate are convertible into shares of the Company's common stock.

(B)      NONE

(D)      OBLIGATIONS TO REGISTER SECURITIES

   The following active Registration Statements were filed pursuant to contractual or statutory registration rights obligations:


1.       Huizenga Investor Group
         $12.00 Warrants to purchase 1,222,223 shares of common stock Registration Statement on Form S-3 (No. 333-36556)

                                                               Execution Version

2.       Huizenga Investor Group
         $57.60 Warrants to purchase 916,667 shares of common stock Registration Statement on Form S-3 (No. 333-36556)

3.       Huizenga Investor Group
         $7.00 Warrants to purchase 916,667 shares of common stock Registration Statement on Form S-3 (No. 333-83934)

4.       Tumbleweed Communications Corp.
         116,833 shares of common stock  [All shares sold.]
         Registration Statement on Form S-3 (No. 333-89052)

5.       Yahoo! Inc.
         625,000 shares of common stock
         Registration Statement on Form S-3 (No. 333-89056)  [All shares sold.]

6.       Henry Kuehne
         25,000 shares of common stock
         Registration Statement on Form S-3 (No. 333-33708)

7. The Company has various registration statements on Form S-8 filed with the SEC covering the option grants to employees and consultants, referred to above.

8. The Company is in the process of preparing for filing registration statement(s) with respect to 68,622 shares of its common stock to be issued to two former employees in connection with their separation from employment.

9. The Company is in the process of preparing for filing registration statement(s) with respect to 104, 722 option shares, at exercise prices ranging from $7.94 - $80.00 per share, and 5,000 restricted shares held by various former consultants to the Company.

10. A former consultant holds options to acquire 50,000 shares, at an exercise price of $25.00 per share, which are accompanied by demand registration rights.

11. The Company is obligated to register the common stock shares into which the Series A and Series B Preferred Shares (and related warrants) are convertible or exercisable.

(E)-(G)           NONE

                                                               Execution Version

                                  SCHEDULE 3(e)

                                    CONFLICTS


None.

                                                               Execution Version

                                  SCHEDULE 3(f)

                                  SEC DOCUMENTS


                                                PERIOD ENDING OR
            FORM                                   DATE FILED
            ----                                ----------------

       10-K                                   December 31, 2000
       S-8                                    February 6, 2001
       10-Q                                   March 31, 2001
       DEF 14A                                April 2, 2001
       S-8                                    May 29, 2001
       S-8                                    June 8, 2001
       10-Q                                   June 30, 2001
       10-Q                                   September 30, 2001
       S-8                                    December 11, 2001
       10-K                                   December 31, 2001
       10-K/A                                 December 31, 2001
       10-K/A                                 December 31, 2001
       PRE 14A                                March 11, 2002
       REG D Filing                           March 13, 2002
       10-Q                                   March 31, 2002
       10-Q/A                                 March 31, 2002
       REG D Filing                           April 12, 2002
       DEF 14A                                June 10, 2002
       10-Q                                   June 30, 2002
       S-8                                    July 18, 2002

The Company has also filed various Forms S-3 and S-8 as noted on Schedule 3(c).

                                                               Execution Version

                                  SCHEDULE 3(g)

                                MATERIAL CHANGES


The Company did not prevail in its recently concluded (July 2002) lawsuit, as plaintiff, against Visa U.S.A., Inc. and Visa International Service Association, Inc.

                                                               Execution Version

                                  SCHEDULE 3(h)

                                   LITIGATION


1. The Company recently received an informal telephone inquiry from the Fort Worth SEC Enforcement Office relating to its accounting treatment of an aggregate of $4.25 million of guaranteed payments (of which $500,000 and $469,000, respectively, was recognized in 2001 and 2002) due the Company from Entrust, Inc. pursuant to a Marketing and Distribution Agreement, dated November 6, 2000, between the Company and Entrust, Inc.

2. The Company's President and CEO, John A. Ryan, is a defendant (in his capacity as a director and officer) in a securities related lawsuit, which arose while he was an officer and director of Entrust, Inc.

                                                               Execution Version

                                  SCHEDULE 3(n)

                               EMPLOYEE RELATIONS


The Company's former President and Chief Executive Officer and a director, David
P. Cook, recently resigned from his position as "Founder" and as a director of the Company.

                                                               Execution Version

                                  SCHEDULE 3(o)

                              INTELLECTUAL PROPERTY


None.

                                                               Execution Version

                                  SCHEDULE 3(q)

                                      LIENS


The Company has pledged a $250,000 (plus accrued interest) certificate of deposit to support a credit card processing agreement with Bank of America.

                                                               Execution Version

                                  SCHEDULE 3(r)

                                    INSURANCE


The Company is considering whether to add to its insurance coverage by obtaining errors and omission and cybercrime insurance. The Company is also considering reducing the amount of its director and officer insurance, i.e., the Company is not planning on renewing its director and officer insurance at current levels.

                                                               Execution Version

                                  SCHEDULE 3(v)

                                      TAXES


The Company is awaiting a determination from the Texas sales tax authorities as to whether or not approximately $280,000 is owed with respect to digital certificates the Company acquired in 2000.

                                                               Execution Version

                                  SCHEDULE 3(w)

                              CERTAIN TRANSACTIONS


The Company is a party to severance agreements with various employees, which require the Company to pay approximately $3MM, in the aggregate, if within 180 days after the occurrence of a "change in control," the employment of such employees is terminated voluntarily, for cause, good reason or any other reason. For the purposes of these agreements, a "change of control" includes (i) any person or group of persons becoming the beneficial owners of 35% of the outstanding voting securities of the Company; (ii) mergers, consolidations and similar transactions; (iii) substantial asset sales by the Company; (iv) changes in the composition of the Company's board of directors; (v) any event that the Company's board, in its sole discretion, determines to be a "change of control."

Contemporaneously with the closing of the transactions contemplated by the Securities Purchase Agreement to which these schedules are attached, the Company is entering into an Securities Purchase Agreement to issue a Series A Convertible Preferred Stock and a Series B Convertible Preferred Stock to certain investors, including affiliates of the Company.